Exhibit 99.1

February 13, 2017

Re:	Close-out of Strategic Storage Growth Trust, Inc. (“SSGT”) Primary Offering

Dear Financial Professional:

Thank you for your continued support of SSGT and its investment objectives.

As of February 8, 2017, SSGT had raised approximately $122 million in its primary public offering. On February 9, 2017, the board of directors of SSGT approved the close of the primary offering upon SSGT crossing the $200 million threshold in its primary offering.

We believe that, when SSGT has fully deployed the funds from this offering and assuming we sell at least $200 million in our primary offering, we will have a portfolio of $250 to $300 million in properties. The board of directors will determine the next steps in the life cycle of SSGT at the appropriate time.

Upon SSGT reaching $200 million in its primary offering, we intend to close the offering to new subscriptions commencing five business days after reaching the $200 million threshold (the “Close Date”). In connection with the closing, our policy will be to accept subscription agreements only if they are received by SSGT’s transfer agent on or before the close of business on the Close Date. The accounts must be fully funded and in good order no later than the close of business five business days following the Close Date for non-qualified account investments and thirty business days following the Close Date for qualified account investments.

If you intend to submit subscriptions prior to the close of our offering, please plan accordingly to ensure that your clients’ investment requests can be satisfied. As we get closer to the Close Date, we encourage you to submit subscriptions for non-qualified accounts via Federal Express, UPS, or other similar delivery service with tracking capability. Additionally, please be mindful of the often significant delays in the receipt of investor funds from qualified accounts. While we will make every effort to process subscriptions from qualified accounts, subscriptions cannot be accepted until investor funds are received. Therefore, we recommend submitting subscriptions for qualified accounts no later than the Close Date in order to provide the custodian ample time to process the funds. We also encourage you to work closely with the custodian after submitting a subscription for a qualified account to ensure the prompt transfer of funds to DST.

You and your firm have been valuable partners in the success of SSGT and we thank you for your continued support. Please contact us at (877) 327-3485 should you have any questions.

Sincerely,

/s/ H. Michael Schwartz	/s/ James Walsh
H. Michael Schwartz Chairman and Chief Executive Officer Strategic Storage Growth Trust, Inc.	James Walsh Chairman and Chief Executive Officer Select Capital Corporation